Exhibit 99.1

127 Industry Boulevard — North Huntingdon, PA 15642 — (724) 863-9663

FOR IMMEDIATE RELEASE

ExOne Announces Exerial™ 3D Printing System Designed for Industrial Series Production

•	Exerial 3D printer marks evolution in company’s machine portfolio from rapid prototyping to industrial series production

•	Largest ExOne system to-date offers multiple industrial stations and continuous production and processing

•	Company in latter stages of R&D pursuant to advanced purchase order of four Exerial machines

NORTH HUNTINGDON, PA, March 5, 2015 – The ExOne Company (Nasdaq: XONE), a global provider of three-dimensional printing machines and printed products to industrial customers, today announced the upcoming availability of its largest 3D printing system, the Exerial™. The Exerial system demonstrates a considerable evolution in ExOne’s machine portfolio as the new printer allows customers to engage with the indirect printing technology for industrial series production, beyond the rapid prototyping and small batch production for which the company’s other systems are currently being used. ExOne will formally debut the Exerial machine at the GIFA International Foundry Trade Fair in Düsseldorf, Germany, on June 16-20, 2015.

“ExOne’s industrial customers are pressing for latter stage technology to address their production needs with a 3D printing system that supports higher volumes and automation for the industrial production environment. When the Exerial system rolls out this year, ExOne will have addressed the industrial-level solution, further separating binder-jetting as a more cost effective technology than other 3D printing solutions,” said S. Kent Rockwell, Chairman and Chief Executive Officer for The ExOne Company. “While our machine R&D focus in 2014 concentrated more intently on this type of customer base, ExOne continues to address the growing needs of our rapid prototyping and low volume production customers with further improvements in our existing machine portfolio platforms – the S-Max™, S-Print™ and M-Flex™ – and through the development of additional binder sets and printing materials.”

The Exerial is unique compared to ExOne’s other indirect printing systems in that it contains multiple industrial stations that allow for continuous production and simultaneous processing. The Exerial is distinctly equipped with two job boxes, each 1.5 times larger than the single job box in ExOne’s next largest model, the S-Max. Notably, the Exerial system offers a total build platform of 3,168 liters and is expected to be capable of printing output rates nearly four times faster than the S-Max. The Exerial utilizes a new recoater system, multiple print heads and automation controls. As part of the development of the Exerial, the company has filed five patents related to machine design elements.

“We are investing in the latter stages of our R&D process for the Exerial as we respond to an initial purchase order of four machines,” said Rainer Hoechsmann, Chief Development Officer for The ExOne Company. “We expect to deliver the first beta machine and then the other three machines over the course of the first three quarters of this year, with additional commercial availability likely at the end of 2015 or early 2016.”

- more -

Employing ExOne’s binder jetting technology, the Exerial utilizes its multiple print heads to selectively dispense micro-droplets of specially-engineered binder into very thin layers of powdered material inside each of the two job boxes. Within the world of additive manufacturing, ExOne is distinctive in that it offers solutions that are focused on industrial users and applications, and the Exerial is the latest machine to serve that market, going beyond capabilities previously offered.

For more information regarding 3D printing applications, visit ExOne’s website at www.exone.com.

About ExOne

ExOne is a global provider of 3D printing machines and printed products, materials and other services to industrial customers. ExOne’s business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in-house 3D printing machines. ExOne offers pre-production collaboration and print products for customers through its eight PSCs, which are located in the United States, Germany, Italy and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated materials, including consumables and replacement parts, and other services, including training and technical support, necessary for purchasers of its machines to print products.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “typically,” “anticipates,” “believes,” “appears,” “could,” “plan,” and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; the impact of increased operating expenses and expenses relating to proposed acquisitions, investments and alliances; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, heavy equipment, energy/oil/gas and other industrial products; the scope, nature or impact of acquisitions, alliances and strategic investments and our ability to integrate acquisitions and strategic investments; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations including the related challenges of conducting business in international locations such as Russia; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; the impact of disruption of our manufacturing facilities or PSCs; the adequacy of our protection of our intellectual property; material weaknesses in our internal control over financial reporting and other factors disclosed in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. The Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information, contact:

Media:	Investors:

Justin Falce	Brian W. Smith	Deborah K. Pawlowski / Karen L. Howard
Burson-Marsteller	ExOne, Chief Financial Officer	Kei Advisors LLC
(412) 394-6698	(724) 765-1350	(716) 843-3908 / (716) 843-3942
justin.falce@bm.com	brian.smith@exone.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

###